Exhibit 10.30
EXECUTION COPY
SECOND AMENDMENT TO TENSAR HOLDINGS COMMODITIES PURCHASE
FACILITY DOCUMENTS
Dated as of July 26, 2007
     This SECOND AMENDMENT TO TENSAR HOLDINGS COMMODITIES PURCHASE FACILITY DOCUMENTS (this “Amendment”) is between TCH FUNDING CORP. (“TCH”), TENSAR CORPORATION (f/ka Tensor Holdings, Inc.) (“Tensar Holdings”), ARCAPITA INVESTMENT FUNDING LIMITED (“AIFL”) and AIA LIMITED (“AIA”).
PRELIMINARY STATEMENTS:
     A. Tensar, TCH, AIFL, AIA and the Agent entered into a Murabaha Facility Agreement, dated as of October 31, 2005 (as amended, supplemented or otherwise modified from time to time, the “Tensar Holdings Commodities Purchase Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Tensar Holdings Commodities Purchase Agreement); and
     B. Tensar has requested that TCH amend the Tensar Holdings Commodities Purchase Agreement and certain related documentation in connection with a reorganization of the Tensar Parties.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:
     1. Amendments to Tensar Holdings Commodities Purchase Agreement. Subject to the satisfaction of the conditions set forth in Section 2 hereof:
          (a) Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended to add the following new defined term in appropriate alphabetical order:
“Tensar International” shall mean Tensar International Corporation, a Delaware corporation.
“US Guarantors” shall mean Tensar Holdings and each of its Domestic Subsidiaries which has provided a Guarantee with respect to the Obligations.
          (b) The definition of “Asset Sale” set forth in Schedule 1 to the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“Asset Sale” shall mean the sale, lease, sub-lease, license, sub-license, sale and leaseback, assignment, conveyance, transfer, issuance or other disposition (by way of merger, casualty, condemnation or otherwise) by (x) any Tensar Party (other than Luxco and its subsidiaries) to any person (other than

Tensar or any US Guarantor) or (y) Luxco or any of its subsidiaries to any person (other than Tensar Holdings, Tensar or any subsidiary of Tensar Holdings which is a Guarantor) of (a) any Equity Interests of any of the Subsidiaries or (b) any other assets of any Tensar Party or any of the Subsidiaries, including Equity Interests of any person that is not a Subsidiary; provided that any asset sale or series of related asset sales described in clause (b) above having a value not in excess of $250,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement.
          (c) The definition of “Change in Control” set forth on Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended to amend and restate clause (d) therein as follows:
“(d) Tensar Holdings shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Holdings, Holdings shall fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Tensar, or Tensar Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Luxco, in each case, free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement, the Luxco Security Documents or by the Second Lien Commodities Purchase Facility Documents);”
          (d) The definition of “Consolidated Fixed Charges” set forth in Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“Consolidated Fixed Charges” shall mean, for any period, without duplication, the sum of (a) Consolidated Financing Expense for such period paid in cash, (b) the aggregate amount of scheduled Acquisition Cost payments in respect of the Leased Assets or scheduled payments (whether or not made) during such period to reduce the unpaid stated amount in respect of long term Financing Obligations (including Purchase Price obligations under the Luxco Commodities Purchase Facility (to the extent the Purchase Price for any Metals Transaction thereunder is less than the Purchase Price for the immediately preceding Metals Transaction), Capital Lease Obligations and Synthetic Lease Obligations, but excluding payments applied to Purchase Price under the Commodities Purchase Facility) of Tensar Holdings and its Subsidiaries (other than payments made by Tensar Holdings or any of its Subsidiaries to Tensar Holdings or another Subsidiary), (c) Capital Expenditures for such period, less Capital Expenditures incurred in connection with the new BX geogrid manufacturing line in Morrow, Georgia, and (d) the aggregate amount of Taxes paid in cash (net of refunds received with respect to such Taxes) payable by Holdings and its Subsidiaries during such period in accordance with Section 1.06(iii)(y) of Schedule 4.
          (e) The definition of “Consolidated Net Income” set forth in Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“Consolidated Net Income” shall mean, for any period, the net income or loss of Tensar Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary of Tensar Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of any agreement, instrument, or Requirement of Law applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary of Tensar Holdings or is merged into or consolidated with Tensar Holdings or any of its Subsidiaries or the date that such person’s assets are acquired by Tensar Holdings or any of its Subsidiaries, (c) the income of any person (other than a Subsidiary of Tensar Holdings) in which any other person (other than Tensar Holdings or a wholly owned Subsidiary of Tensar Holdings or any director holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions actually paid to Tensar Holdings or a wholly owned Subsidiary thereof by such person during such period, (d) any gains attributable to sales of assets out of the ordinary course of business and (e) the Consolidated Net Income of the Merex Companies shall be excluded.

          (f) The definition of “Excess Cash Flow” set forth on Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“Excess Cash Flow” shall mean, for any fiscal year of Tensar Holdings, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year over (b) the sum, without duplication, of (i) the amount of any Taxes payable (net of refunds received with respect to such Taxes in such fiscal year) in cash by Holdings and its Subsidiaries with respect to such fiscal year, (ii) Consolidated Financing Expense for such fiscal year payable in cash, (iii) Capital Expenditures made in cash in accordance with Section 1.10 of Schedule 4 during such fiscal year, except to the extent financed with the proceeds of Financing Obligations, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Financing Obligations (other than mandatory prepayments of Acquisition Cost pursuant to the terms of the Lease Agreement) permitted hereunder made by Tensar Holdings and its Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be redrawn and do not occur in connection with a refinancing of all or any portion of such Financing Obligations and (v) the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year.
          (g) The definition of “Existing Credit Facility” set forth on Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“Existing Credit Facility” shall mean the credit facility of Holdings under the Second Amended and Restated Credit Agreement, dated as of December 24, 2004, among Holdings, certain subsidiaries of Holdings, General Electric Capital Corporation, as a lender and as agent for all lenders and the other lenders party thereto.
          (h) The definition of “Existing Obligations set forth on Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:

“Existing Obligations” shall mean (1) the Existing Credit Facility, (ii) the Mezzanine Credit Agreement, dated as of December 22, 2004, among Tensar, certain subsidiaries of Holdings and the lenders named therein and (iii) the PIK Notes issued pursuant to the PIK Note Purchase Agreement, dated as of December 22, 2004, as amended, among Tensar, Holdings, Merill Lynch PCG, Inc., American Capital Strategies, Ltd. and Stark Event Trading Ltd.
          (i) The definition of “Holdings” set forth in Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“Holdings” shall mean Tensar Holdings Corporation, a Delaware corporation, formerly known as The Tensar Corporation.
          (j) Clause (i) of the definition of “Material Obligations” set forth on Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(i) all Financing Obligations of the Tensar Parties with respect to any Lease Document, any Commodities Purchase Facility Document or any Second Lien Commodities Purchase Facility Document and”
          (k) The definition of “Subsidiary Gaurantor” set forth in Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“Subsidiary Gaurantor” shall mean, initially, each Subsidiary of Holdings specified on Annex 1(b) of this Schedule 1, and, at any time thereafter, shall include each other Subsidiary of Holdings that is not an Excluded Foreign Subsidiary.
          (l) The definition of “Tensar Holdings” set forth in Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“Tensar Holdings” shall mean Tensar Corporation, a Delaware corporation, formerly known as Tensar Holdings, Inc.
          (m) The definition of “Tensar” set forth in Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“Tensar” shall mean Tensar Corporation, LLC a Georgia limited liability company, formerly known as The Tensar Corporation, LLC.

          (n) The definition of “Tensar Parties” set forth in Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“Tensar Parties” shall mean Tensar Corporation, a Delaware corporation (f/ka Tensar Holdings, Inc.), Tensar Holdings Corporation (f/k/a The Tensar Corporation) and each Subsidiary that is or becomes a party to a Murabaha Document, Lease/Purchase Facilities Document, Second Lien Commodities Purchase Facility Document or Tensar Holdings Commodities Purchase Facility Document.
          (o) The definition of “Permitted Acquisition” set forth on Schedule 1 of the Tensar Holdings Commodities Purchase Agreement is hereby amended by (i) replacing the phrase “Tensar or any of its Subsidiaries” in first line thereof with the phrase “any subsidiary of Holdings” and (ii) inserting the word “Holdings” immediately after the word “Tensar” in clause (ii) (B) and in clause (iv) of the proviso therein.
          (p) Section 1.08 of Schedule 2 of the Tensar Holdings Commodities Purchase Agreement is hereby amended to amend and restate the last sentence therein as follows:
“Holdings is a wholly owned subsidiary of Tensar Holdings and Tensar is an indirect wholly owned subsidiary of Holdings.”
          (q) Section 1.01(c) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(c) unsecured intercompany Financing Obligations (i) of Holdings and its Subsidiaries to the extent permitted by Section 1.04(a) of this Schedule 4 and (ii) of Tensar and its subsidiaries to the extent permitted by Section 1.04(1) of this Schedule 4, so long, in each case, as such Financing Obligations are subordinated to the Obligations pursuant to the Affiliate Subordination Agreement or such other subordination agreement as is reasonably acceptable to TCH and any interest of any Guarantor thereunder is pledged to TCH pursuant to the Security Documents;”
          (r) Section 1.01(f) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(f) Financing Obligations of any person that becomes a Subsidiary of Tensar Holdings after the date hereof; provided that (i) such Financing Obligations exist at the time such person becomes a

Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary, (ii) immediately before and after such person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Financing Obligations permitted by this Section 1.01(f) shall not exceed $4,000,000 at any time outstanding;”
          (s) Section 1.02(a) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(a) Liens on property or assets of Tensar Holdings and its Subsidiaries existing on the date hereof and set forth in Annex 2 of this Schedule 4; provided that such Liens shall secure only those obligations which they secure on the date hereof and refinancings, extensions, renewals and replacements thereof permitted hereunder;”
          (t) Section 1.02(c) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(c) any Lien securing Financing Obligations permitted by Section 1.01(f) of this Schedule 4 existing on any property or asset prior to the acquisition thereof by Tensar Holdings or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of Tensar Holdings or any of the Subsidiaries and (iii) in the case of Mortgaged Property, such Lien does not (A) materially interfere with the use, occupancy and operation of any Mortgaged Property, (B) materially reduce the fair market value of such Mortgaged Property but for such Lien or (C) result in any material increase in the cost of operating, occupying or owning or leasing such Mortgaged Property;”
          (u) Section 1.02(h) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Tensar Holdings or any of its Subsidiaries or the ability of Tensar Holdings or any of its Subsidiaries to utilize such property for its intended purpose;”
          (v) Section 1.02(i) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(i) Liens securing Financing Obligations, in an amount not to exceed $4,000,000 at any time outstanding, incurred to finance the acquisition (or construction) of fixed or capital assets by Tensar Holdings or any of its Subsidiaries; provided that (i) such security interests are incurred, and the Financing Obligations secured thereby is created, within 90 days after such acquisition (or construction), (ii) such Liens do not at any time encumber any property other than the property financed by such Financing Obligations and (iii) the amount of Financing Obligations secured thereby is not increased;”
          (w) Section 1.02(k) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(k) any interest or title of a lessor or sublessor under any lease entered into by Tensar Holdings or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased;”
          (x) Section 1.04(a) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(a) (i) Investments by Tensar Holdings, Holdings, Tensar International, Tensar and the Subsidiaries existing on the date hereof in the Equity Interests of Holdings, Tensar International, Tensar and the Subsidiaries and (ii) additional Investments by Tensar Holdings, Holdings, Tensar International, Tensar and the Subsidiaries in the Equity Interests of Holdings and its subsidiaries; provided that if such Investment shall be in the form of a loan or advance, such loan or advance shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;”

          (y) Section 1.04(l)(i) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(i) to Tensar Holdings to the extent that Holdings may pay dividends to Tensar Holdings pursuant to Section 1.06 of this Schedule 4 (and in lieu of paying such dividends) and”
          (z) Section 1.04(m) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(m) in addition to Investments permitted by clauses (a) through (1) above, additional Investments by Holdings and its Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this clause (m) (determined without regard to any writedowns or write-offs of such investments, loans and advances) does not exceed $4,000,000 in the aggregate.”
          (aa) Section 1.05(a) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(a) the sale by Tensar Holdings and its subsidiaries of inventory in the ordinary course of business;”
          (bb) Section 1.05(b) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(b) the sale or discount by Tensar Holdings or any of its subsidiaries in each case without recourse and in the ordinary course of business of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);”
          (cc) Section 1.05(h) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(h) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (w) the merger or consolidation of any wholly owned subsidiary of Holdings into or with Holdings in a transaction in which Holdings is the surviving corporation, (x) the merger or consolidation of any wholly owned subsidiary of Holdings into or with any other wholly owned subsidiary of Holdings in a transaction in which the surviving entity is a wholly owned Subsidiary of Holdings and no person other than Holdings or a wholly owned subsidiary receives any consideration (provided that if any party to any such transaction is (A) a Tensar Party, the surviving entity of such transaction shall be a Tensar Party and (B) a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary), (y) Permitted Acquisitions by Holdings or any of its subsidiaries (otherwise permitted by Section 1.04(h) of this Schedule 4), and (z) the sale, lease, sub-lease, license, sub-license or other disposition of any part of its business, assets or property (except any Equity Interests of Tensar Holdings) so long as (i) such sale, lease, sub-lease, license, sub-license or other disposition is for consideration at least 80% of which is cash (and no portion of the remaining consideration shall be in the form of Financing Obligations of Holdings or any of its Subsidiaries), (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased, licensed or disposed of and (iii) the fair market value of all assets sold, transferred, leased, licensed or disposed of pursuant to this clause (z) shall not exceed $40,000,000 in the aggregate.”
          (dd) Section 1.06(a) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any wholly-owned Subsidiary of Holdings may declare and pay dividends or make other distributions to its equity holders, (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, Holdings may make distributions to Tensar Holdings so that Tensar Holdings may, repurchase its Equity Interests owned by employees of Tensar Holdings or the Subsidiaries or make payments to employees of Tensar Holdings or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $2,000,000 in any fiscal year and (iii) Holdings may make Restricted Payments to Tensar Holdings (x) in an amount not to exceed, when taken together with the aggregate amount of all loans or advances made pursuant to Section 1.04(1) of this Schedule 4 for such purpose, $350,000 in any fiscal year to the extent necessary to pay general corporate and overhead expenses incurred by Tensar Holdings in the ordinary course of business and (y) in an amount necessary to pay the Tax liabilities of Tensar Holdings directly attributable to (or arising as a result of) the operations of Holdings and its Subsidiaries; provided that (A) the amount of such dividends pursuant to clause (iii)(y) shall not exceed the amount that Holdings and its Subsidiaries would be required to pay in respect of United States Federal, State and local Taxes were Holdings and its Subsidiaries to pay such Taxes as stand-alone taxpayers and (B) all Restricted Payments made to Tensar Holdings pursuant to clause (iii) shall be used by Tensar Holdings for the purpose specified herein within 20 days of the receipt thereof and (iv) Tensar may make restricted Payments to Tensar International and Tensar International may make Restricted Payments to Holdings and Holdings may make Restricted Payments to Tensar Holdings in any amount provided Tensar Holdings immediately pays such amount to TCH pursuant to the terms of this Agreement.
          (ee) Section 1.07 of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“Except for transactions by or among Tensar Parties and except as set forth on Annex 7 to this Schedule 4, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) Tensar Holdings and any of its subsidiaries may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to Tensar Holdings or such subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) Restricted Payments may be made to the extent provided in Section 1.06 of this Section 4 and (c) if no Default or Event of Default has occurred and is continuing, Holdings may pay to the Sponsor or its Affiliates (i) an annual management fee in an amount not to exceed $1,000,000 per year and (ii) deferred merger and acquisition fees earned in connection with the Acquisition, in an amount not to exceed $5,775,000 in the aggregate.”
          (ff) Section 1.08(a)(ii) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(ii) with respect to Holdings, engage in any business activities, other than the business conducted by it as of the date hereof, or have any assets or liabilities other than its ownership of the Equity Interest in Tensar International, Tensar Polytechnologies, Inc., Geopier Foundation Company, Inc., Geotechnical Reinforcement Company, Inc., North American Green, Inc. and liabilities incidental thereto, including its liabilities pursuant to the Lease/Purchase Facilities Documents and the Second Lien Commodities Purchase Facility Documents and liabilities consisting of administrative expenses of Tensar International and its Subsidiaries.”
          (gg) Section 1.08(b) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“(b) With respect to the subsidiaries of Holdings, engage at any time in any business or business activity other than the business conducted by it as of the date hereof and business activities reasonably incidental thereto. Except as permitted under this Agreement, no Tensar Party shall (i) make any changes in any of its business objective, purposes or operations that could reasonably be expected to have or result in a Material Adverse Effect, (ii) make any change in its capital structure as described in Annex 8 to this Schedule 4 (other than as permitted or contemplated by Section 1.08(a)(i) of this Schedule 4) including the issuance or sale of any shares of Equity Interests, warrants or other securities convertible into Equity Interests or any revision of the terms of its outstanding Equity Interests (other than the issuance or sale of Equity Interest in connection with intercompany Investments otherwise permitted under Section 1.04 of this Schedule 4); or (iii) amend its charter or bylaws in a manner that would adversely affect TCH or such Tensar Party’s duty or ability to pay the Obligations.”
          (hh) Section 1.08(c) of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement t is hereby amended and restated as follows:
“(c) Enter into any Hedging Agreement other than (a) any such agreement or arrangement entered into in the ordinary course of business and consistent with prudent business practice to hedge or mitigate risks to which Tensar Holdings or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities or (b) any such agreement entered into to hedge against fluctuations in interest rates or currency incurred in the ordinary course of business and consistent with prudent business practice; provided that in each case such agreements or arrangements shall not have been entered into for speculative purposes.”
          (ii) The first sentence of Section 1.10 of Schedule 4 of the Tensar Holdings Commodities Purchase Agreement is hereby amended and restated as follows:
“Permit the aggregate amount of Capital Expenditures made by Tensar Holdings and its subsidiaries in any period set forth below to exceed the amount set forth below for such period:”
     2. Conditions to Effectiveness. The effectiveness of the amendments, additions and modifications contained in this Amendment are conditioned upon satisfaction of each of the following conditions precedent (the date on which all such conditions precedent have been satisfied being referred to herein as the “Amendment Effective Date”):
          (a) the Agent and TCH shall have each received counterparts of this Amendment signed by each of the Tensar Parties listed on the signature pages hereto, AIFL and AIA;
          (b) each of the representations and warranties in Section 3 below shall be true and correct in all material respects on and as of the Amendment Effective Date;
          (c) the Agent, TCH, AIFL and AIA shall have each received payment in immediately available funds of all expenses incurred by the Agent (including, without limitation, legal fees and expenses) that are then due and payable and reimbursable under the Second Lien Commodities Purchase Facility Documents and/or Tensar Holdings Commodities Purchase Facility Documents and for which invoices have been presented; and

          (d) the Agent and TCH shall have received (i) an Assumption Agreement duly executed and delivered by Tensar International, (ii) organizational documents of Tensar International, certified by the Secretary of State of the State of Delaware, (iii) revised stock certificates and stock powers of each of the Tensar Parties, to the extent necessary to secure and perfect the equity interest thereof in connection with the reorganization, (iv) a legal opinion of King & Spalding LLP in form and substance reasonably acceptable to Agent, (v) corporate resolutions of each of the Tensar Parties party hereto authorizing the reorganization and confirming corporate benefit in connection therewith, and (vi) such other documents, instruments and opinions, including that of Luxembourg counsel, as reasonably requested by, and in form and substance reasonably satisfactory to, the Agent.
     3. Representations and Warranties. Tensar Holdings represents and warrants to Agent and TCH as follows:
          (a) Authority. Each Tensar Party party hereto has the corporate or other organizational power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under each of the Tensar Holdings Commodities Purchase Facility Documents, as applicable, amended. The execution, delivery and performance by each Tensar Party party hereto of this Amendment and each of the Second Lien Commodities Purchase Facility Documents and/or Tensar Holdings Commodities Purchase Facility Documents, each as amended and the consummation by Tensar and Tensar Holdings of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other organizational action of such Person. No material consent or authorization of, filing with, notice to, or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, or any of Second Lien Commodities Purchase Facility Documents or Tensar Holdings Commodities Purchase Facility Documents, except such as have been made or obtained and are in full force and effect.
          (b) Enforceability. This Amendment has been duly executed and delivered on behalf of each Tensar Party that is party hereto. Assuming the conditions precedent in Section 2 of this Amendment have been satisfied, this Amendment and each of the Second Lien Commodities Purchase Facility Documents and the Tensar Holdings Facility Documents (i) constitutes a legal, valid and binding obligation of each Tensar Party that is a party hereto or thereto, as applicable, enforceable against such Tensar Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) is in full force and effect. Neither the execution or delivery of this Amendment by Tensar Holdings or any of the Guarantors, as applicable, nor the performance by Tensar Holdings or the Guarantors of their respective obligations under this Amendment or any of the Second Lien Commodities Purchase Facility Documents or Tensar Holdings Commodities Purchase Facility Documents, each as amended, will adversely affect the validity, perfection or priority of TCO’s Lien (for the ratable benefit of Secured Parties) on any of the Collateral or its ability to realize thereon.
          (c) Representations and Warranties. After giving effect to this Amendment, the representations and warranties contained in the Lease/Purchase Facility Documents, the Luxco Commodities Purchase Facility Documents, Second Lien Commodities Purchase Facility Documents and the Tensar Holdings Commodities Purchase Facility Documents (other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof.
          (d) No Conflicts. Neither the execution and delivery of this Amendment, nor the consummation of the transactions contemplated hereby, nor the performance of and compliance with the terms and provisions, thereof or of the Second Lien Commodities Purchase Facility Documents and/or the Tensar Holdings Commodities Purchase Facility Documents, each as amended, by any Tensar Party will, at the time of such performance, (i) violate (x) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws or operating agreement of any Tensar Party or any Subsidiary, (y) any order of any Governmental Authority or arbitrator or (z) any provision of any indenture, agreement or other instrument to which any Tensar Party or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Tensar Party or any Subsidiary (other than Liens created under the Lease/Purchase Facility Documents, the Luxco Commodities Purchase Facility Documents and the Second Lien Commodities Purchase Facility Documents).
          (e) No Default. After giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.
     4. Reference to and Effect on the Tensar Holdings Commodities Purchase Facility Documents.
          (a) Upon and after the effectiveness of this Amendment, each reference in the Tensar Holdings Commodities Purchase Agreement to “this Agreement”, “hereunder”, “hereof or words of like import referring to the Tensar Holdings Commodities Purchase Agreement, and each reference in the other Tensar Holdings Commodities Purchase Facility Documents to the Tensar Holdings Commodities Purchase Agreement (or “thereunder”, “thereof or words of like import referring to the Tensar Holdings Commodities Purchase Agreement), shall mean and be a reference to the Tensar Holdings Commodities Purchase Agreement as amended hereby. This Amendment is a Tensar Holdings Commodities Purchase Facility Document.
          (b) Except as specifically amended by this Amendment, the Tensar Holdings Commodities Purchase Facility Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Purchaser under any of the Tensar Holdings Commodities Purchase Facility Documents, or, except as expressly provided herein, constitute a waiver or amendment of any provision of any of the Tensar Holdings Commodities Purchase Facility Documents.

     5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment, as the case may be.
     6. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
     8. Reaffirmation. Tensar Holdings hereby reaffirms and admits the validity and enforceability of the Tensar Holdings Commodities Purchase Facility Documents, all of Tensar Holdings’ obligations thereunder and all Liens and security interests created thereunder and agrees and admits that such Liens secure the Obligations and as of the date hereof, it has no defenses to, or offsets or counterclaim against, any of its Obligations to, or the Liens and security interests created in favor of, any Purchaser under the Tensar Holdings Commodities Purchase Facility Documents of any kind whatsoever.
[Signature pages follow]

EXECUTION COPY
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

TCH FUNDING CORP.
By:	/s/ John M. DeMilt
	Name:	John M. DeMilt
	Title:	Vice President

TENSAR CORPORATION (f/k/a Tensar Holdings, Inc.)
By:	/s/ Philip D. Egan
	Name:	Philip D. Egan
	Title:	President and CEO

ARCAPITA INVESTMENT FUNDING LIMITED, a Cayman Islands limited liability company
By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	DIRECTOR

AIA LIMITED, a Cayman Islands limited liability company
By:	/s/ Abdulhameed Juma
	Name:	Abdulhameed Juma
	Title:	VICE-PRESIDENT